EXHIBIT 99.1

IVAX DIAGNOSTICS REPORTS SECOND QUARTER RESULTS

Achieves Record Revenues for Six Months

HIV to be added to PARSEC™ System Menu

MIAMI—(BUSINESS WIRE)—August 12, 2005—IVAX Diagnostics, Inc. (AMEX:IVD) reported second quarter 2005 net revenues of $5,244,000, an increase of $238,000, or 4.8%, over the same period of the previous year. Net income for the second quarter of 2005 was $155,000, compared to net income of $205,000 for the second quarter of 2004. Combined revenues for the first two quarters of 2005 were higher than any previous six-month period in the Company’s history.

Giorgio D’Urso, CEO and president of IVAX Diagnostics, said, “We are pleased to see revenues increase over the same quarter from last year and to have achieved record revenues for the first six months of this year. We also made significant improvements in our gross profit margin which rose to 62.4% during the quarter, a 3.1 percentage point increase from the same quarter of the previous year. Our net income for the quarter was slightly lower than the same quarter of last year, largely attributable to our making significant investments in preparing for the introduction of our new PARSEC™ System. We had a very positive response to this new system during our attendance at the 2005 American Association for Clinical Chemistry (AACC) Annual Meeting and Clinical Lab Exposition that was held in Orlando, Florida July 26-28. We have already received our first orders for this system in advance of its availability later this year. We expect to release the PARSEC™ System with our existing autoimmune and infectious disease test menu during the third quarter in Europe and during the fourth quarter in the United States. As previously announced, hepatitis assays will also be offered on the system and we now expect to offer an HIV assay as well. The world HIV diagnostics and monitoring market was estimated to be $2.3 billion in 2004 and growing at an annual rate of 17.6%. This expanded testing menu will increase our competitive position and give us access to a significantly larger global market. We believe that our well-positioned, proprietary diagnostic testing systems will enable us to achieve significant future growth.”

Phillip Frost, M.D., IVAX Diagnostics’ Chairman, said, “I am pleased with the continued progress of IVAX Diagnostics. We are looking forward to expanding our business as a result of the introduction of the PARSEC™ System and the augmentation of our offering of diagnostic tests and widening geographic distribution of our products. I remain confident of the future success of the company.”

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation, and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l., and ImmunoVision, Inc. IVAX Corporation (AMEX:IVX, LSE:IVX.L) owns approximately 74% of IVAX Diagnostics, Inc.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are

cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: risks and uncertainties regarding the PARSECTM System, including, without limitation, that the PARSECTM System may not perform as or be available when expected, that the PARSECTM System may not generate a significant benefit for IVAX Diagnostics, that the PARSECTM System may not be a factor in the future growth of IVAX Diagnostics or in allowing it to expand its business beyond its current range of autoimmune and infectious disease assays, including, without limitation, its ability to offer hepatitis and HIV assays, that the PARSECTM System may not provide IVAX Diagnostics with distinct competitive advantages, that IVAX Diagnostics may not be successful in its marketing of the PARSECTM System or improving its market presence, and that customers may not integrate the PARSECTM System into their operations as readily as expected; that IVAX Diagnostics may not achieve the introduction of the PARSEC™ System, the augmentation of its offering of diagnostic tests and the widening geographic distribution of its products and as a result may not cause its business to expand; that profitability may not be maintained; that improved financial performance or results may not occur; that IVAX Diagnostics may not experience internal or external growth; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risk factors set forth above, investors should consider the economic, competitive, governmental, technological and other factors discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission.

IVAX DIAGNOSTICS, INC.

RESULTS OF OPERATIONS

(Unaudited)

Period Ended June 30,	Three months		Six months
	2005	2004	2005	2004
Net revenues	$5,244,439	$5,005,699	$10,627,050	$9,737,889
Cost of sales	1,971,370	2,035,932	4,107,609	3,919,191

Gross profit	3,273,069	2,969,767	6,519,441	5,818,698

Operating expenses:
Selling	1,521,876	1,362,005	3,035,333	2,761,870
General and administrative	1,158,157	1,179,166	620,257	2,264,717
Research and development	469,033	316,464	863,802	634,830

Total operating expenses	3,149,066	2,857,635	4,519,392	5,661,417

Income from operations	124,003	112,132	2,000,049	157,281

Other income:
Interest income	93,027	42,133	162,288	84,133
Other income (expense), net	(35,126)	75,760	(99,369)	25,812

Total other income, net	57,901	117,893	62,919	109,945

Income before provision for income taxes	181,904	230,025	2,062,968	267,226

Provision for income taxes	26,521	25,421	1,069,527	43,549

Net income	$155,383	$204,604	$993,441	$223,677

Basic earnings per common share	$0.01	$0.01	$0.04	$0.01

Diluted earnings per common share	$0.01	$0.01	$0.04	$0.01

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	27,053,105	27,631,155	27,036,559	27,651,345

Diluted	28,062,254	28,446,942	28,012,097	28,465,373

IVAX DIAGNOSTICS, INC.

CONDENSED BALANCE SHEETS

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,303,247	$7,492,885
Marketable securities	10,475,542	4,650,000
Accounts receivable, net of allowances for doubtful
Accounts of $1,061,832 in 2005 and $3,080,952 in 2004	6,857,085	7,739,548
Inventories	4,936,146	5,143,611
Other current assets	1,182,291	2,203,473

Total current assets	26,754,311	27,229,517

Property, plant and equipment, net	2,119,103	2,258,818
Equipment on lease	502,543	719,277
Product license	1,278,190	—
Goodwill, net	6,709,093	6,632,986
Other assets	56,441	73,627

Total assets	$37,419,681	$36,914,225

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$845,314	$1,207,042
Accrued license payable	968,640	—
Accrued expenses and other current liabilities	2,516,503	3,029,820

Total current liabilities	4,330,457	4,236,862

Other long-term liabilities	590,734	631,391

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares, issued and outstanding 27,102,579 in 2005 and 27,019,829 in 2004	271,025	270,198
Capital in excess of par value	41,257,809	41,010,041
Accumulated deficit	(7,955,403)	(8,948,844)
Accumulated other comprehensive loss	(1,074,941)	(285,423)

Total shareholders’ equity	32,498,490	32,045,972

Total liabilities and shareholders’ equity	$37,419,681	$36,914,225

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com